SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   SCHEDULE TO
                                  (RULE 13E-4)

            TENDER OFFER STATEMENT UNDER SECTION 14(D)(1) OR 13(E)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 2)
                                (FINAL AMENDMENT)

                             COMMTOUCH SOFTWARE LTD.
                       (NAME OF SUBJECT COMPANY (ISSUER))

                             COMMTOUCH SOFTWARE LTD.
                        (NAME OF FILING PERSON (OFFEROR))

      OPTIONS UNDER 1996 CSI STOCK OPTION PLAN, 1999 NONEMPLOYEE DIRECTORS, STOCK OPTION PLAN, 1999 SECTION 3(I) SHARE OPTION PLAN AND SHARE OPTION
                     AGREEMENTS TO PURCHASE ORDINARY SHARES
                         (TITLE OF CLASS OF SECURITIES)

                                    M25596103
                      (CUSIP NUMBER OF CLASS OF SECURITIES)
                          (UNDERLYING ORDINARY SHARES)

                                  GIDEON MANTEL
                             CHIEF EXECUTIVE OFFICER
                             COMMTOUCH SOFTWARE LTD.
                               C/O COMMTOUCH INC.
                               2029 STIERLIN COURT
                         MOUNTAIN VIEW, CALIFORNIA 94043
                                 (650) 864-2000
            (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED
        TO RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF FILING PERSON)

                                    COPY TO:
                               LIOR O. NUCHI, ESQ.
                     MCCUTCHEN, DOYLE, BROWN & ENERSEN, LLP
                            THREE EMBARCADERO CENTER
                         SAN FRANCISCO, CALIFORNIA 94111
                                 (415) 393-2000

                            CALCULATION OF FILING FEE

      TRANSACTION VALUATION*                       AMOUNT OF FILING FEE
      ----------------------                       --------------------

              $35,660,524                                 $7,132

* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 1,521,988 shares of ordinary shares of Commtouch Software having a weighted average exercise price of $23.43 as of July 20, 2001 will be exchanged pursuant to this offer. The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.

/ / Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:            $7,132
Form or Registration No.:          Schedule TO
Filing party:                      Commtouch Software Ltd.
Date filed:                        July 20, 2001

/ / Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

    / / third party tender offer subject to Rule 14d-1.
    /X/ issuer tender offer subject to Rule 13e-4.
    / / going-private transaction subject to Rule 13e-3.
    / / amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer. /X/

         This Amendment No. 2 and FINAL AMENDMENT amends and supplements the Tender Offer Statement on Schedule TO (the "Schedule TO") filed with the Securities and Exchange Commission on July 20, 2001, relating to an offer by Commtouch Software Ltd. ("Commtouch") to exchange all options outstanding under the 1996 CSI Stock Option Plan, 1999 Nonemployee Directors Stock Option Plan, 1999 Section 3(i) Share Option Plan and Section 3(i) Option Agreements (as each relates to any option held, the "Plan") to purchase shares of the Company's ordinary shares (the "Ordinary Shares"), for new options (the "New Options") to purchase shares of the Ordinary Shares to be granted under the Plan, upon the terms and subject to the conditions described in the Offer to Exchange dated July 20, 2001, as amended on August 10, 2001 (the "Offer to Exchange"), and the related Letter of Transmittal, as amended (the "Letter of Transmittal").

ITEM 4.  TERMS OF THE TRANSACTION.

         Item 4 is hereby amended and supplemented as follows:

         The Offer to Exchange expired on September 14, 2001, and Commtouch has accepted for exchange pursuant to the Offer to Exchange, options to purchase 1,273,513 Ordinary Shares. Subject to the terms and conditions of the Offer to Exchange, Commtouch will grant New Options to purchase an aggregate of 1,273,513 Ordinary Shares in exchange for the options accepted for exchange.

[ITEM 12. EXHIBITS.

      Item 12 of the Schedule TO is hereby amended, supplemented and restated as follows so as to add Exhibits (a)(5)-(7) attached hereto.

     (a) (1)  Offer to  Exchange,  dated July 20,  2001,  as amended
              August 10, 2001;

         (2) Commtouch Form 6-K filed with the SEC on May 29, 2001 and incorporated herein by reference;

         (3) Commtouch Form 20-F filed with the SEC on May 16, 2001 and incorporated herein by reference; and

         (4) Offer to Exchange, dated July 20, 2001, filed on Schedule TO with the SEC on July 20, 2001 and incorporated herein by reference.

         (5) Notice to Option Holders of the Offer to Exchange, dated August 9, 2001

         (6) Notice to Option Holders of the Amendment of the Offer to Exchange and extension of deadline to Exchange, dated August 13, 2001

         (7) Notice to Option Holders of deadline to Exchange Options, dated August 30, 2001 and September 10, 2001

    (b)   Not applicable.

    (d) (1) Amended and Restated 1996 CSI Stock Option Plan and form of agreement thereunder, filed on Schedule TO with the SEC on July 20, 2001 and incorporated herein by reference;

         (2) Amended and Restated 1999 Section 3(i) Share Option Plan and form of option agreement thereunder, filed on Schedule TO with the SEC on July 20, 2001 and incorporated herein by reference;

         (3) Amended 1999 Nonemployee Directors Stock Option Plan and form of agreement thereunder, filed on Schedule TO with the SEC on July 20, 2001 and incorporated herein by reference;

         (4) Stock Purchase Agreement between Commtouch Software Ltd. and Rideau Ltd., dated June 1, 2001. The agreement is attached as
              Exhibit 1 to our report on Form 6-K filed with the SEC on June 1, 2001 and incorporated herein by reference;

         (5) Stock Purchase Agreement between Commtouch Software Ltd. and Hughes Holdings LLC, dated June 6, 2001. This agreement is attached as Exhibit 1 to our report on Form 6-K filed with the SEC on June 12, 2001 and incorporated herein by reference;

         (6) Amended and Restated Merger and Exchange Agreement dated November 24, 2000 among Commtouch Software Ltd., Commtouch Inc., CW Acquisition Corporation, Wingra, Incorporated, the holder of certain outstanding capital stock of Wingra, Incorporated, and the holders of all of the outstanding membership interests in Wingra Technologies, LLC other than that owned by Wingra, Incorporated. The agreement is attached as Exhibit 3 to our report on Form 6-K filed with the SEC on January 24, 2001 and incorporated herein by reference;

         (7) Registrant's 1996 CSI Stock Option Plan and forms of agreement thereunder. This document is attached as Exhibit 10.1 to our Form F-1/A filed with the SEC on June 3, 1999 and incorporated herein by reference;

         (8) Registrant's form of Stock Option Agreement for Israeli Employees. This document is attached as Exhibit 10.2 to our Form F-1/A filed with the SEC on June 3, 1999 and incorporated herein by reference;

         (9) Registrant's 1999 Stock Option Plan and form of agreement thereunder. This document is attached as Exhibit 10.3 to our Form F-1/A filed with the SEC on June 3, 1999 and incorporated herein by reference;

         (10) Commtouch Software Ltd. 1999 Nonemployee Directors Stock Option Plan. This document is attached as Exhibit 10.4 to our Form F-1/A filed with the SEC on June 3, 1999 and incorporated herein by reference;

         (11) Commtouch Software Ltd. 1999 Employee Stock Purchase Plan and forms thereunder. This document is attached as Exhibit 10.5 to our Form F-1/A filed with the SEC on June 3, 1999 and incorporated herein by reference;

         (12) Commtouch Software Ltd. Nonemployee Directors Stock Option Plan. This document is attached as Exhibit 10.4 to our Form S-8 filed with the SEC on January 20, 2000 and incorporated herein by reference;

         (13) Amendment to Commtouch Software Ltd. 1999 Nonemployee Directors Stock Option Plan. This document is attached as Exhibit 3 to our report on Form 6-K filed with the SEC on August 16, 2000 and incorporated herein by reference;

         (14) Amended and Restated Registration Rights Agreement dated as of December 29, 1999. The agreement is attached as Exhibit 4.2 to our Form F-1 filed with the SEC on June 3, 1999 and incorporated herein by reference;

         (15) Form of Tag-Along Rights (Right of First Refusal and Cosale) Agreement dated as of December 23, 1998. This form of agreement is attached as Exhibit 4.3 to our Form F-1 filed with the SEC on June 3, 1999 and incorporated herein by reference;

         (16) Form of Drag-Along letter dated as of April 15, 1999. This form of agreement is attached as Exhibit 4.4 to our Form F-1 filed with the SEC on June 3, 1999 and incorporated herein by reference;

         (17) Memorandum of Understanding dated July 7, 1999. This agreement is attached as Exhibit 99.2 to our Form F- 1/A filed with the SEC on July 9, 1999 and incorporated herein by reference;

         (18) Form of Share; Warrant for Go2Net, Inc. This form of share warrant is attached as Exhibit 10.9.1 to our Form F-1/A filed with the SEC on July 12, 1999 and incorporated herein by reference;

         (19) Form of Share Purchase Agreement. This form of agreement is attached as Exhibit 10.10 to our Form F-1/A filed with the SEC on July 12, 1999 and incorporated herein by reference;

         (20) Form of Registration Rights Agreement. This form of agreement is attached as Exhibit 10.10.1 to our Form F-1/A filed with the SEC on July 12, 1999 and incorporated herein by reference;

         (21) Amendment Number 1 to Amended and Restated Registration Rights Agreement dated as of December 29, 1999. This amendment is attached as Exhibit 4.2.1 to our Form F-1/A filed with the SEC on

              January 5, 2000 and incorporated herein by reference;

         (22) Form of Share Warrant for Microsoft Corporation dated October 26, 1999. This form of warrant is attached as Exhibit 10.9.2 to our Form F-1/A filed with the SEC on January 5, 2000 and incorporated herein by reference;

         (23) Amendment dated December 29, 1999 to Form of Share Warrant for Microsoft Corporation. This amendment is attached as Exhibit
              10.9.3 to our Form F-1/A filed with the SEC on January 5, 2000 and incorporated herein by reference;

         (24) Lockup Agreement dated December 29, 1999. This agreement is attached as Exhibit 10.9.4 to our Form F-1/A filed with the SEC on January 5, 2000 and incorporated herein by reference;

         (25) Form of Letter Agreement between the Registrant and Selling Security holders extending deadline for SEC registration. This form of agreement is attached as Exhibit 10.10.2 to our Form F-1/A filed with the SEC on January 5, 2000 and incorporated herein by reference; and

         (26) Amendment Number 2 to Amended and Restated Registration Rights Agreement dated as of March 10, 2000. This amendment is attached as Exhibit 4.2.2 to our Form F-1/A filed with the SEC on March 28, 2000 and incorporated herein by reference.

    (g)   Not applicable.

    (h)   Not applicable.

                                    SIGNATURE

    After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment no.2 and Final Amendment to the Schedule TO is true, complete and correct.



                                               Commtouch Software Ltd.

                                               /s/ GIDEON MANTEL
                                               ---------------------------------
                                               Gideon Mantel
                                               CHIEF EXECUTIVE OFFICER


Date:  October 1, 2001

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER            DESCRIPTION
-------           -----------

a (5)         Notice to Option Holders of the Offer to Exchange, dated August 9,
              2001

a (6) Notice to Option Holders of the Amendment of the Offer to Exchange and extension of deadline to Exchange, dated August 13, 2001 a (7) Notice to Option Holders of deadline to Exchange Options, dated August 30, 2001 and September 10, 2001

EXHIBIT A(5) NOTICE TO OPTION HOLDERS OF THE OFFER TO EXCHANGE, DATED AUGUST 9, 2001


-----Original Message-----
FROM: Catherine Dowley
SENT: Thursday, August 09, 2001 9:14 AM
TO: commtouch.mv@commtouch.com; newnetanya@commtouch.com
SUBJECT: Reminder of reprice deadline Monday August 13th, 2001 5:00pm PST


Commtouch Employee's,


As promised the documents for the repricing of employee stock options have been filed with the SEC, and are currently in process. The complexity of the process for stock option repricing, resulted in some delays. Therefore, please accept our most sincere apologies. A copy of the Tender Offer (document filed with the SEC) & Letter of Transmittal (employee participation document) have been posted on the intranet at http://www.commtouch.net (in HR section) for you to access. Review both documents, and if you choose to participate complete the letter of transmittal and fax to Catherine Dowley at 650-864-2005.


              FORMS MUST BE SUBMITTED NO LATER THAN AUGUST 13, 2001


If you have any questions please contact myself or Sunil Bhardwaj.


Regards

Catherine Dowley

EXHIBIT A(6) NOTICE TO OPTION HOLDERS OF THE AMENDMENT OF THE OFFER TO EXCHANGE AND EXTENSION OF DEADLINE, DATED AUGUST 13, 2001


-----Original Message-----
FROM: Catherine Dowley
SENT: Monday, August 13, 2001 2:23 PM
TO: commtouch.mv@commtouch.com; newnetanya@commtouch.com
SUBJECT: Re-price deadline extended to Sept 14, 2001 & new reprice documents to sign


As you know we have filed the repricing documents with the SEC in July. The SEC made some minor comments which we have subsequently responded to.


THIS DOES NOT MATERIALLY CHANGE OUR REPRICING PLAN.


A copy of the Amended Tender Offer (new documents filed with the SEC) & New Letter of Transmittal (employee participation document) have been posted on the intranet at http://www.commtouch.net (in HR section) for you to access.

Review both documents, and if you choose to participate complete the letter of transmittal and fax to 650-864-2005.

We apologize for the inconvenience, if you have already submitted your letter of transmittal and still wish to participate in the repricing plan you must re-sign the new documents.

FORMS MUST BE SUBMITTED NO LATER THAN SEPTEMBER 14, 2001

If you have any questions please contact Sulma Zavala or Sunil Bhardwaj.

Thank you

EXHIBIT A(7) NOTICE TO OPTION HOLDERS OF DEADLINE TO EXCHANGE OPTIONS, DATED AUGUST 30, 2001 AND SEPTEMBER 10, 2001

-----Original Message-----
FROM: Sulma Zavala
SENT: Thursday, August 30, 2001 3:18 PM
TO: commtouch.mv@commtouch.com; newnetanya@commtouch.com
SUBJECT: Re-price deadline extended & new reprice documents to sign


              Reminder- stock repricing deadline September 14, 2001
                  Please contact me if you have any questions.


SULMA ZAVALA
EXECUTIVE ASSISTANT

2029 Stierlin Court
Mt.View, CA 94043
Direct 650-864-2144
Fax 650-864-2007
Cell 408-219-1116


-----Original Message-----
FROM: Sulma Zavala
SENT: Monday, September 10, 2001 3:59 PM
TO: 'commtouch.mv@commtouch.com'; 'newnetanya@commtouch.com'
SUBJECT: RE: Re-price deadline extended & new reprice documents to sign



        REMINDER- STOCK REPRICING DEADLINE THIS FRIDAY SEPTEMBER 14, 2001

                  PLEASE CONTACT ME IF YOU HAVE ANY QUESTIONS.